Exhibit 3

Avista Healthcare Partners, LP

65 East 55th Street, 18th Floor

New York, NY 10022

Attn: Ben Silbert

Altchem Limited:

Καραϊσκάκη, 6

CITY HOUSE

3032, Λεμεσός, Κύπρος:

Attn: Georgios Filippou

Orbit Co-Invest I, LLC:

c/o Paradox Capital Partners, LLC

1500 East Las Olas Blvd, 2nd Floor

Ft. Lauderdale, Florida 33301

Attn: Harvey Kesner

November 19, 2020

Ladies and Gentlemen:

Reference is hereby made to that certain Shareholders Agreement, dated as of October 17, 2018, among Avista Healthcare Partners, LP (as successor to each of ACP Holdco (Offshore), L.P. and ACP III AIV, L.P., “Avista Healthcare”), Osmotica Pharmaceuticals plc (“Osmotica”), Altchem Limited (“Altchem”) and the other parties thereto (as amended from time to time, the “Shareholders Agreement”). Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Shareholders Agreement. References to Sections set forth herein are references to sections of the Shareholders Agreement, unless the context requires otherwise.

WHEREAS, on the date hereof and concurrently with the execution of this letter agreement, Avista Capital Partners III GP, LP, Osmotica, Orbit I (as defined below), SDK VC Pharma Holding Corp. (“SDK”), Steven Squashic, Kevin Hudy and David Purdy are entering into a letter agreement relating to SDK’s interest in and management of Orbit I (the “Orbit I Letter Agreement”);

WHEREAS, the parties to this letter agreement wish to amend the Shareholders Agreement to remove Orbit Co-Invest I LLC (“Orbit I”) as a party to the Shareholders Agreement; and

WHEREAS Section 7.03 of the Shareholders Agreement provides that the Shareholders Agreement may be amended by an instrument in writing executed by (i) Osmotica, (ii) Avista Healthcare and (iii) Altchem.

In consideration of the mutual covenants and agreements set forth herein, and in the Shareholders Agreement, the parties hereto, intending to be legally bound, agree as follows:

1.            Amendment of Shareholders Agreement. Upon the execution of this letter agreement by each of the parties hereto, the Shareholders Agreement is hereby amended in accordance with Section 7.03 thereof as follows:

(a)          The preamble of the Shareholders Agreement is hereby deleted and replaced with the following:

“THIS SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of October 17, 2018, is entered into by and among Osmotica Pharmaceuticals plc, a public limited company incorporated under the laws of Ireland with registration number 607944 and registered office at 25-28 North Wall Quay, Dublin 1, Ireland (together with its successors, the “Company”), Avista Healthcare Partners, LP (the “Avista Shareholder”), Altchem Limited (the “Altchem Shareholder”), and each of Altchem, on the one hand, and the Avista Shareholder, collectively, on the other hand, a “Sponsor”), Orbit Co-Invest A-I LLC, a Delaware LLC (“Orbit A-1”) and Orbit Co-Invest III, LLC (“Orbit 3”, and together with Orbit A-1, the “Co-Invest Vehicles”), the shareholders listed on Annex A hereto as Management Shareholders, and the Persons who on becoming shareholders of the Company execute and deliver a Joinder Agreement, substantially as set forth on Annex A hereto (a “Joinder Agreement”) (each of the foregoing a “Shareholder” and collectively, the “Shareholders”).”

(b)          The definition of “Avista Co-Invest Vehicle”, set forth in Section 1.01 of the Shareholders Agreement is hereby deleted and replaced with the following:

““Avista Co-Invest Vehicle” means Orbit 3 and any other co-investment vehicle controlled by the Avista Shareholder or one of its controlled Affiliates and that holds Equity Securities from or after the Effective Date, collectively referred to as “Avista Co-Invest Vehicles”; provided, that the Avista Shareholder and their Permitted Transferees shall in no event be deemed to be an Avista Co-Invest Vehicle.””

(c)          All other references to “Orbit Co-Invest I LLC” and “Orbit 1” in the Shareholders Agreement shall be deleted in their entirety, and from and after the date hereof Orbit I shall no longer be party or subject to the Shareholders Agreement in any respect.

2.            Miscellaneous. This letter agreement, the Shareholders Agreement and the Orbit I Letter Agreement constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions and preliminary agreements between the parties relating to the subject matter of this letter agreement. Except as expressly amended in Section 1 of this letter agreement, the Shareholders Agreement shall apply, control and continue in full force and effect with respect to the remaining parties thereto as originally constituted and is ratified and affirmed by and/or on behalf of each of the parties. This letter agreement shall be construed in accordance with, and this letter agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this letter agreement shall be governed by, the Law of the State of Delaware, without regard to any conflicts of laws or choice of laws rules that may require application of another state’s laws. This letter agreement may be executed in multiple counterparts or by facsimile or electronic (including by PDF) signatures, which signatures shall be effective to bind the parties. This letter agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns. Each of the parties hereto represents and warrants to each such other party that this letter agreement has been duly executed by each such party and constitutes a valid and binding obligation of each such party, enforceable in accordance with its terms, and that no consent or authorization of any other Person is required or necessary to said party’s performance of the terms of this letter agreement. If any provision of this letter agreement or the application thereof, shall for any reason and to any extent be determined by a court of competent jurisdiction to be invalid or unenforceable under applicable Law, the remaining provisions of this letter agreement shall be interpreted so as best to reasonably effect the intent of the parties.

[Signature pages follow]

Please acknowledge your agreement to the foregoing by countersigning this letter agreement in the space provided below and returning it to the undersigned.

Very truly yours,

OSMOTICA PHARMACEUTICALS PLC

By:	/s/ Christopher Klein
Name: Christopher Klein
Title: Secretary

ACCEPTED AND AGREED

ALTCHEM LIMITED

By:	/s/ Georgios Filippou
Name: Georgios Filippou
Title: Director

AVISTA HEALTHCARE PARTNERS, LP
By: Avista Healthcare Partners GP, Ltd.,
Its: General Partner

By:	/s/ Ben Silbert
Name: Ben Silbert
Title: Authorized Representative

ORBIT CO-INVEST I, LLC

By:	/s/ Harvey Kesner
Name: Harvey Kesner
Title: Manager